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                            ERGO SCIENCE CORPORATION

                  STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     Ergo Science Corporation, a Delaware corporation (the "Company") has adopted this STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS (the "Plan") to promote the Company and its stockholders by helping to attract and retain highly-qualified independent directors and by allowing them to develop a sense of proprietorship and personal involvement in the development and financial success of the Company. Accordingly, the Company shall grant to directors of the Company who are not, and who have not been at any time since their most recent election (or re-election) as directors, employees or paid consultants of the Company or any of its subsidiaries ("Non-employee Directors") options (each, an "Option") to purchase shares of the common stock, $.01 par value per share, of the Company ("Common Stock"), as hereinafter set forth. Options granted under this Plan shall be options that do not constitute incentive stock options within the meaning of section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code").

     1.   Shares Subject to the Plan.

          (a) Aggregate Shares. The aggregate number of shares of Common Stock that may be issued pursuant to Options granted under this Plan shall not exceed 200,000 (subject to adjustment as provided in Section 7). The Company shall reserve at all times a sufficient number of shares of unissued or treasury stock to meet the requirements of this Plan. Any of such shares that remain unissued and that are not subject to outstanding Options at the termination of this Plan shall cease to be subject to this Plan.

          (b) Termination and Expiration of Options. To the extent that shares of Common Stock that are the subject of an Option granted hereunder are not issued or cease to be issuable for any reason, including because an Option expires or terminates prior to its exercise in full, such shares of Common Stock shall again be available to be granted under new options and for issuance thereunder. Exercise of an Option in any manner shall result in a decrease in the number of shares of Common Stock that may thereafter be available for purposes of the Plan by the number of shares as to which the Option is exercised.

     2. Grant of Options. Options shall be granted under the Plan only to individuals who are Non-employee Directors of the Company (the "Optionees"). All Options shall be evidenced by an option agreement dated as of the date of grant and signed by the Optionee and on behalf of the Company by an authorized officer. Options shall be granted as follows:

          (a) Initial Option Grants. On the date each Non-employee Director is first appointed or elected to serve as a director of the Company, the Company will grant to that Non-employee Director an option to purchase 10,000 shares of Common Stock; provided, however, that each Non-Employee director first appointed or elected to serve as such prior to approval of this Plan by the stockholders of the Company (the "Stockholder Approval Date") shall be granted under this Plan an option to purchase 10,000 shares of Common Stock, subject to stockholder approval, with
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a deemed date of grant of May 15, 1996, for all purposes under this Plan.
Notwithstanding the prior sentence, no Option shall be granted under this
Section 2(a) to Stephen A. Duzan, who has previously been granted options ("Prior Options") pursuant to the Company's Amended and Restated 1995 Long Term Incentive Plan (the "1995 LTIP") prior to the Stockholder Approval Date.

          (b) Second Grants. On the second anniversary of the date that a Non-employee Director is first granted (or deemed to have been granted) an Option under Section 2(a), so long as that Non-employee director has remained a director and has not been at any time since the date of such grant an employee or paid consultant of the Company or any of its subsidiaries, the Company will grant to that Non-employee Director an option to purchase 10,000 shares of Common Stock. If Stephen A. Duzan remains a director from the Stockholder Approval Date until October 6, 1999 (the date on which his Prior Options become fully vested), and has not been at any time during that period an employee or paid consultant of the Company or any of its subsidiaries, the Company will grant to Stephen A. Duzan an option to purchase 10,000 shares of Common Stock on October 6, 1999.

          (c) Pro-Ration of Remaining Shares. If, as of any date that this Plan is in effect, there are not sufficient shares of Common Stock available under the Plan to allow for the grant to each Non-employee Director of an Option for the number of shares provided herein, each such director shall receive his pro rata share of Options for which shares of Common Stock are available for issuance.
     3. Exercise Price. The exercise price for a share of Common Stock issued under each Option granted pursuant to this Plan shall be the fair market value for the Common Stock at the time the Option is granted (or deemed to be granted). For all purposes under the Plan, the fair market value of a share of Common Stock on a particular date shall mean the reported closing price of the Common Stock on the Nasdaq National Market on the last trading day immediately prior to such date.

     4. Exercise of Options. Each Option granted under this Plan shall be exercisable for a period of ten years from its date of grant (the "Term"), subject to the following:

          (a) Vesting. Except as provided in subparagraphs (i), (ii) and (iii) of this Section 4(a), each Option granted under the Plan shall vest over two years from the date of grant, with half of the shares thereunder vesting on the first anniversary of the date of grant and half of the shares thereunder vesting on the second anniversary of the date of grant.

               (i) Death and Disability. Upon the death or Disability of an Optionee, each option granted to that Optionee shall become vested and exercisable with respect to all shares of Common Stock thereunder for a period of the lesser of (A) 180 days from the date of death or Disability or (B) the remainder of the Term of the Option. The date of Disability shall be the date on which the Optionee has had a physical or mental impairment of sufficient severity that the Optionee has been unable to perform for a period of at least 180 days the duties as a director that the director performed immediately before such impairment, and is not reasonably expected to be able to resume

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performance of such duties, as determined in the sole discretion of the
Company's board of directors (the "Board") exercised in good faith.

          (ii) Other Termination. Upon an Optionee's no longer serving as a director of the Company for any reason other than the Optionee's death or Disability, the portion of all Options granted to that Optionee that are not yet exercisable shall become null and void; provided, however, that the portion, if any, of all Options granted to that Optionee that are then exercisable shall be exercisable for a period of 180 days from the date of the Optionee ceases to serve as a director.

          (iii) Change in Control. Upon the occurrence of a change in control of the Company, all Options granted under this Plan shall immediately become fully vested and exercisable with respect to all shares of Common Stock thereunder for the remainder of their Term (the total number of shares of Common Stock as to which an Option is exercisable upon the occurrence of a change in control is referred to herein as the "Total Shares"). If a change in control involves the merger or consolidation of the Company with or into another entity or the exchange of all of the shares of Common Stock for securities of another entity (collectively, a "Restructuring"), then the Optionee shall be entitled to purchase or receive (in lieu of the Total Shares that the Optionee would otherwise be entitled to purchase) the number of securities, cash or property to which that number of Total Shares would have been entitled in connection with such Restructuring (and at an aggregate exercise price equal to the exercise price that would have been payable if that number of Total Shares had been purchased on the exercise of the Option immediately before the consummation of the Restructuring). Nothing in this Section 4(a)(iii) shall impose on an Optionee the obligation to exercise any Option immediately before or upon a change in control, nor shall the Optionee forfeit the right to exercise an Option during the remainder of its original term. A change in control shall have the meaning ascribed to such term in the 1995 LTIP.

          (b) Method of Payment. Each Option shall be exercisable by delivery to the Company of (i) a notice setting forth the number of shares for which the Option is being exercised and (ii) the exercise price with respect thereto. Delivery shall be made in person or by certified mail to the President of the Company. Payment of the exercise price shall be in cash (and may be made by the Optionee's broker on behalf of the Optionee under an arrangement satisfactory to the Company).

     5. Non-Transferability of Options. Options may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. The designation of a beneficiary by an Optionee does not constitute a transfer.

     6. Adjustments Upon Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock covered by each Option to be granted under Section 2, and the number of shares of Common Stock which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per share of Common Stock covered by

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each such outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Option.

     7. Term of the Plan. This Plan shall be effective on approval by the holders of the outstanding shares of Common Stock of the Company in the manner required by Rule 16b-3 ("Rule 16b-3") of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, except with respect to Options then outstanding, shall terminate in accordance with Section 6 or Section 8 or when there are no shares remaining available for grant hereunder.

     8. Amendment and Termination of the Plan. The Board, in its discretion, may terminate this Plan at any time with respect to any shares of Common Stock for which Options have not theretofore been granted. The Board shall have the right to alter or amend this Plan or any part hereof from time to time; provided, however, that no change in any Option granted may be made that would impair the rights of an Optionee without the consent of such Optionee. Notwithstanding the prior sentence, unless Rule 16b-3, the Code or ERISA or the rules and regulations thereunder are amended to not require stockholder approval of such alterations or amendments of this Plan, this Plan shall not be amended without the approval of the stockholders of the Company (i) more than once every six months or other than to comport with changes in the Code, ERISA or the rules thereunder or (ii) to materially increase the benefits accruing to participants under this Plan, increase the aggregate number of shares that may be issued pursuant to the provisions of this Plan, modify the requirements as to eligibility for participation in the Plan or extend the terms of this Plan.

     9. Compliance with Section 16. It is intended that this Plan and any grant of an Option made to a person subject to Section 16 of the Exchange Act meet all of the requirements of Rule 16b-3, as currently in effect or as hereinafter modified or amended. If any provision of this Plan or any such Option would disqualify this Plan or such Option under, or would otherwise not comply with, Rule 16b-3, such provision or Option shall be construed or deemed amended to conform to Rule 16b-3.

     IN WITNESS WHEREOF, Ergo Science Corporation, acting by and through its duly authorized officers, has executed this instrument and certifies that its effective date is the 25th day of June, 1996.

                                                     ERGO SCIENCE CORPORATION

                                                     By:________________________
                                                         J. Warren Huff
                                                         Chief Executive Officer

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